As filed with the Securities and Exchange Commission on October 24, 2019

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

RESOLUTE FOREST PRODUCTS INC.

(Exact name of registrant as specified in its charter)

Delaware	98-0526415
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

111 Robert-Bourassa Blvd., Suite 5000, Montreal, Quebec, Canada H3C 2M1

(Address of Principal Executive Offices, Including Zip Code)

Resolute Forest Products 2019 Equity Incentive Plan

(Full title of the plan)

The Corporation Trust Company

Corporation Trust Center, 1209 Orange Street

Wilmington, Delaware 19801

(Name and address of agent for service)

302-658-7581

(Telephone number, including area code, of agent for service)

COPIES TO:

Resolute Forest Products Inc. 111 Robert-Bourassa Blvd., Suite 5000 Montreal, Quebec, Canada H3C 2M1 (514) 875-2160 Attention: Remi G. Lalonde	Seyfarth Shaw LLP Willis Tower 233 S. Wacker Drive, Suite 8000 Chicago, IL 60606-6448 (312) 460-5000 Attention: Ameena Majid

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☒

Non-accelerated filer	☐	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be Registered (1)	Proposed maximum offering price per share	Proposed maximum aggregate offering price	Amount of registration fee
Common Stock, $0.001 par value per share	3,000,000 shares	$4.64 (2)	$13,920,000	$1,806.82

(1)

Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall be deemed to cover any additional securities to be offered or issued from stock splits, stock dividends or similar transactions.

(2)

Estimated solely for the purposes of calculating the registration fee under Rule 457(h) and Rule 457(c) under the Securities Act based on the average of the high and low prices for the registrant’s common stock as reported on the New York Stock Exchange on October 21, 2019.

EXPLANATORY NOTE

Except as the context otherwise requires, references to “we,” “our,” “us,” “Resolute Forest Products” and the “Company” are to Resolute Forest Products Inc. and its consolidated subsidiaries.

We have prepared this Registration Statement in accordance with the requirements of Form S-8 under the Securities Act of 1933, as amended (the “Securities Act”), to register the issuance and sale of up to 3,000,000 shares of our common stock, par value $0.001 per share, which we refer to as the common stock, that are reserved for issuance in respect of grants made or upon exercise of options granted under the Resolute Forest Products 2019 Equity Incentive Plan (the “Plan”).

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1.	Plan Information.

The document(s) containing the information specified in Part I of Form S-8 will be sent or given to participants in the Plan as specified by Rule 428(b)(1) under the Securities Act. Such documents are not being filed with the Securities and Exchange Commission (the “SEC”), but constitute, along with the documents incorporated by reference into this Registration Statement, a prospectus that meets the requirements of Section 10(a) of the Securities Act.

Item 2.	Registrant Information and Employee Plan Annual Information.

We will furnish without charge to each person to whom the prospectus is delivered, upon the written or oral request of such person, a copy of any and all of the documents incorporated by reference in Item 3 of Part II of this Registration Statement, other than exhibits to such documents (unless such exhibits are specifically incorporated by reference to the information that is incorporated). Those documents are incorporated by reference in the Section 10(a) prospectus. We will also furnish without charge to each person to whom the prospectus is delivered, upon written or oral request, all other documents required to be delivered to employees pursuant to Rule 428(b). Requests should be directed to Resolute Forest Products Inc., 111 Robert-Bourassa Blvd., Suite 5000, Montreal, Quebec, Canada H3C 2M1, Attention: Chief Legal Officer; Telephone number (514) 875-2160.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference

The following documents filed with the SEC by us are incorporated by reference in this Registration Statement:

1.	Our Annual Report on Form 10-K for the fiscal year ended December 31, 2018 filed with the SEC on March 1, 2019;

2.	Our Quarterly Reports on Form 10-Q for the three months ended March 31, 2019 and the three and six months ended June 30, 2019, as filed with the SEC on May 10, 2019 and August 9, 2019, respectively;

3.	Our definitive proxy statement on Schedule 14A filed with the SEC on April 10, 2019;

4.

Our Current Reports on Form 8-K filed with the SEC on January 4, 2019 (filing information under Item 8.01), January  7, 2019 (filing information under Items 2.01 and 9.01), January 31, 2019 (filing information under Items 5.02 and 9.01, but excluding information furnished under Item 2.02), April  30, 2019 (filing information under Items 2.01 and 9.01), May  20, 2019 (filing information under Items 1.01, 2.03 and 9.01), May  29, 2019 (filing information under Item 5.07), August  23, 2019 (filing information under Item 5.02) and September 27, 2019 (filing information under Item 8.01); and

5.

The description of the common stock, which is contained in our Registration Statement on Form 8-A as filed with the SEC on December 9, 2010 (File No. 001-33776), including any amendments or reports filed for purposes of updating such description.

In addition, all reports and documents filed with the SEC by us pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), subsequent to the date hereof and prior to the filing of a post-effective amendment to this Registration Statement that indicates that all securities offered hereby have been sold, or that deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and made a part hereof from the date of the filing of such documents.

Any statement contained in this Registration Statement, in an amendment hereto or in a document incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any subsequently filed amendment to this Registration Statement or in any document that also is incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.	Description of Securities

Not Applicable.

Item 5.	Interests of Named Experts and Counsel

Not applicable.

Item 6.	Indemnification of Directors and Officers

Indemnification of the Directors and Officers of Resolute Forest Products Inc.

Resolute Forest Products Inc. is a corporation organized under the laws of the State of Delaware. Under Section 145 of the Delaware General Corporation Law (“DGCL”), a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that he or she is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding (i) if such person acted in good faith and in a manner that person reasonably believed to be in or not opposed to the best interests of the corporation and (ii) with respect to any criminal action or proceeding, if he or she had no reasonable cause to believe such conduct was unlawful. In actions brought by or in the right of the corporation, a corporation may indemnify such person against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection with the defense or settlement of such action or suit if such person acted in good faith and in a manner that person reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification may be made in respect of any claim, issue or matter as to which that person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery of the State of Delaware or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all circumstances of the case, such person in fairly and reasonably entitled to indemnification for such expenses which the Court of Chancery or other such court shall deem proper. To the extent that such person has been successful on the merits or otherwise in defending any such action, suit or proceeding referred to above or any claim, issue or matter therein, he or she is entitled to indemnification for expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection therewith. The indemnification and advancement of expenses provided for or granted pursuant to Section 145 of the DGCL is not exclusive of any other rights of indemnification or advancement of expenses to which those seeking indemnification or advancement of expenses may be entitled, and a corporation may purchase and maintain insurance against liabilities asserted against any former or current, director, officer, employee or agent of the corporation, or a person who is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, whether or not the power to indemnify is provided by the statute.

The third amended and restated certificate of incorporation of AbitibiBowater Inc. (now known as Resolute Forest Products Inc.), as amended, provides that the corporation shall indemnify and hold harmless, to the fullest extent permitted by applicable law, any person (a “covered person”) who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit, proceeding, whether civil, criminal administrative or investigative (a “proceeding”), by reason of the fact that he or she, or a covered person for whom he or she is the legal representative, is or was a director or officer of the corporation or, while a director or officer of the corporation, is or was serving at the request of the corporation as a director, officer, employee or agent of another entity or enterprise, including service with respect to employee benefit plans, against all liability and loss suffered and expenses (including attorneys’ fees, judgments, fines, excise taxes and penalties paid under the Employee Retirement Income Security Act of 1974, as amended, and the regulations promulgated thereunder and amounts paid or to be paid in settlement) reasonably incurred by such covered person, and such indemnification shall continue as to a covered person who has ceased to be a director or officer and shall inure to the benefit of his or her heirs, executors and administrators. Notwithstanding the preceding sentence, the corporation shall be required to indemnify a covered person in connection with a proceeding (or part thereof) commenced by such covered person only if the commencement of such proceeding (or part thereof) by the covered person was authorized by the Board. However, Resolute will not indemnify a director or officer who commences any proceeding (except for proceedings to enforce rights of indemnification), unless the commencement of that proceeding was authorized or consented to by the Board.

The Company has adopted an Indemnification Policy which provides the terms, conditions and circumstances under which the Company will provide indemnification and advancement of expenses to the Company’s executive officers and chief accounting officer who may be involved in proceedings by reason of their service in certain capacities to or at the request of the Company or certain of its wholly-owned subsidiaries.

The Company has entered into indemnification agreements whereby the Company contractually obliges itself to indemnify, hold harmless, exonerate and advance expenses on behalf of directors and officers of the Company under certain circumstances. Under the indemnification agreements, the Company shall indemnify, hold harmless and exonerate a director or officer to the fullest extent permitted by law if such indemnitee was, is or is threatened to be made, a party to or is otherwise involved, or threatened to be involved, in any proceeding (including a proceeding by or in the right of the Company to procure a judgment in its favor) against all amounts actually and reasonably incurred by such indemnitee in connection with the proceeding. No indemnification shall be made, and no director or officer shall be held harmless or exonerated on account of such indemnitee’s conduct which constitutes a breach of indemnitee’s duty of loyalty to the Company or its stockholders or is an act or omission not in good faith or which involves intentional misconduct or a knowing violation of the law.

The Company maintains, from time to time, an insurance policy covering its liabilities and expenses which might arise in connection with its lawful indemnification of its directors and officers for certain of their liabilities and expenses and also covering its officers and directors against certain other liabilities and expenses.

Item 7.	Exemption from Registration Claimed

Not applicable.

Item 8.	Exhibits

Exhibits

3.1	Amended and Restated Certificate of Incorporation of Resolute Forest Product Inc. (incorporated by reference from Exhibit 3.1 to Resolute Forest Product Inc.’s Annual Report on Form 10-K for the year ended December 31, 2012, filed March 1, 2013, SEC File No. 001-33776).

3.2	By-laws of Resolute Forest Products Inc., as amended through December 4, 2014 (incorporated by reference from Exhibit 3.1 to Resolute Forest Product Inc.’s Current Report on Form 8-K filed on December 10, 2014, SEC File No. 001-33776).

5.1	Opinion of Counsel regarding the legality of the securities being registered.

10.1	Resolute Forest Products 2019 Equity Incentive Plan (incorporated by reference to Appendix A to the Company’s Form DEF 14A filed on April 10, 2019, SEC File No. 001-33776).

23.1	Consent of PricewaterhouseCoopers LLP.

23.2	Consent of Counsel (included in Exhibit 5.1).

24.1	Power of Attorney.

Item 9.	Undertakings

(a)	The undersigned registrant hereby undertakes:

1.	To file during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	to include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)

to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in the volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)

to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

Provided, however, that, paragraphs 1(i) and 1(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the SEC by us pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the registration statement.

2.

That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3.	To remove from registration by means of a post-effective amendment any of the securities being registered hereby which remain unsold at the termination of the offering.

(b)

The undersigned registrant hereby undertakes that, for the purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

INDEX TO EXHIBITS

Exhibits
3.1	Amended and Restated Certificate of Incorporation of Resolute Forest Product Inc. (incorporated by reference from Exhibit 3.1 to Resolute Forest Product Inc.’s Annual Report on Form 10-K for the year ended December 31, 2012, filed March 1, 2013, SEC File No. 001-33776).

3.2	By-laws of Resolute Forest Products Inc., as amended through December 4, 2014 (incorporated by reference from Exhibit 3.1 to Resolute Forest Product Inc.’s Current Report on Form 8-K filed on December 10, 2014, SEC File No. 001-33776).

5.1	Opinion of Counsel regarding the legality of the securities being registered.

10.1	Resolute Forest Products 2019 Equity Incentive Plan (incorporated by reference to Appendix A to the Company’s Form DEF 14A filed on April 10, 2019, SEC File No. 001-33776).

23.1	Consent of PricewaterhouseCoopers LLP.

23.2	Consent of Counsel (included in Exhibit 5.1).

24.1	Power of Attorney.

SIGNATURES

Pursuant to the requirements of the Securities Act, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Montreal, Quebec, Canada, on October 24, 2019.

RESOLUTE FOREST PRODUCTS INC.

By:	/S/ Yves Laflamme
Name:	Yves Laflamme
Title:	President and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates stated.

Signature	Title	Date

/S/ Yves Laflamme	President, Chief Executive Officer and Director (Principal Executive Officer)	October 24, 2019
Yves Laflamme

*	Chairman of the Board	October 24, 2019
Bradley P. Martin

/S/ Rémi G. Lalonde	Senior Vice President and Chief Financial Officer (Principal Financial Officer)	October 24, 2019
Remi G. Lalonde

/S/ Hugues Dorban	Vice President and Chief Accounting Officer (Principal Accounting Officer)	October 24, 2019
Hugues Dorban

*	Director	October 24, 2019
Randall C. Benson

*	Director	October 24, 2019
Suzanne Blanchet

*	Director	October 24, 2019
Jennifer C. Dolan

*	Director	October 24, 2019
Richard D. Falconer

*	Director	October 24, 2019
Alain Rhéaume

*	Director	October 24, 2019
Michael S. Rousseau

*Signed by Remi G. Lalonde, attorney-in-fact:

/S/ Rémi G. Lalonde
Remi G. Lalonde, attorney-in-fact